Exhibit 23.13

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Post-Effective Amendment 3 to Form S-1 of our report dated March 27, 2018 relating to the financial statements of Gold Standard Mining Company as of December 31, 2017 and December 31, 2016 and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2017 and for the period from August 22, 2016 (date of inception) to December 31, 2016 appearing in the Prospectus which is part of this Registration Statement and to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ DMCL LLP

Dale Matheson Carr-Hilton LaBonte LLP

Chartered Professional Accountants

Vancouver, Canada

August 30, 2018